EXHIBIT 4.1

MANHATTAN SCIENTIFICS, INC.
STATEMENT OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS OF
SERIES D PREFERRED STOCK

The undersigned, Chief Executive Officer of Manhattan Scientifics, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by a majority of the Board of Directors of the Corporation at a meeting duly held on Oct. 31, 2013 (“Effective Date”):

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 1,000,000 shares of Preferred Stock of the Corporation, in such Series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

NOW, THEREFORE, BE IT RESOLVED:

1.             Designation and Authorized Shares. The Corporation shall be authorized to issue 105,761 shares of Series D Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”).

2.             Stated Value. The stated value of each issued share of Series D Preferred Stock shall be deemed to be $10.00 (the “Stated Value”).

3.             Voting. Except as otherwise expressly required by law, each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to twenty (20) votes for each share of Common Stock that each holder is entitled to receive upon conversion of the Series D Preferred Stock in full at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series D Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

4.            Liquidation. The holders of Series D Preferred Stock shall not be entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series D Preferred Stock shall share ratably with the holders of the common stock of the Corporation.

5.             Conversion. The holder of Series D Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

5.1   Right to Convert. Each share of Series D Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time from and after the Effective Date; subject to Sections 5.2 and 5.3 below, into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. For purposes of this Section, the conversion price for the Series D Preferred Stock shall equal $0.055 (the “Conversion Price”)

5.2   Holder may only convert the Series D Preferred Stock upon those Convertible Promissory Notes, whether presently outstanding or to be issued, issued to Raymond A. Mason, William B. Jones and the Ferdinand J. Crovato Trust (the "Note Investors") in accordance with that Convertible Note Purchase Agreement between the Corporation and the Note Investors dated April 3, 2013, have either (i) been converted in full or in part by the Note Investors into shares of common stock of the Corporation or its subsidiaries, (ii) the Note Investors have sold or assigned all or a party of their Convertible Promisorry Notes to third parties, or (iii) the Note Investors been paid in full or in part. The Holder will only be permitted to convert such number of Series D Preferred Stock equal to the pro rata amount of the Convertible Promissory Notes converted, assigned or paid. For example, if the Note Investors convert 10% of their Convertible Promissory Notes into shares of common stock, then the Holder shall be entitled to convert the Series D Preferred Stock into shares of common stock. In the event the Note Investors agree in writing that the restrictions set forth in this Section 5.2 may be terminated, then the Holder shall be entitled to convert the Series D Preferred Stock at the Holder’s election and this Section 5.2 shall be null and void.

5.3   In addition, Holder may not convert the Series D Preferred Stock until the average daily trading volume for a period of 10 consecutive trading days of the Corporation's common stock is greater than $20,000.

5.4   Mechanics of Voluntary Conversion. To convert Series D Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the Holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Annex A (the "Conversion Notice"), to the Corporation. Upon receipt by the Corporation of the Conversion Notice, the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Corporation's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock not converted.

6.             No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment or forfeiture.

7.             Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Rate times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into a preferred securities with identifical rights, conventants and restrictions set forth herein.

8.             Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series D Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series D Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any excise tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

9.             Fractional Shares. Series D Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series D Preferred Stock would otherwise be deliverable to a person entitled to receive Series D Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series D Preferred Stock.

10.           Record Holders. The Corporation and its transfer agent, if any, for the Series D Preferred Stock may deem and treat the record holder of any shares of Series D Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series D Preferred Stock the first date set forth above.

MANHATTAN SCIENTIFICS, INC.

By:	/s/ Emmanuel Tsoupanarias
Emmanuel Tsoupanarias, CEO

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series D Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series D Preferred Stock indicated below, into shares of common stock, no par value per share (the “Common Stock”), of Manhattan Scientifics, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

_________________________________________________

Number of shares of Preferred Stock owned prior to Conversion

_________________________________________________

Number of shares of Preferred Stock to be Converted

_________________________________________________

Stated Value of shares of Preferred Stock to be Converted

_________________________________________________

Number of shares of Common Stock to be Issued

_________________________________________________

Applicable Set Price

_________________________________________________

Number of shares of Preferred Stock subsequent to Conversion

_________________________________________________

[HOLDER]

By:
Name:
Title: